Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, NY 10019-6092 tel (212) 259-8000 fax (212) 259-6333

EXHIBIT 5.1

July 9, 2010

Ford Credit Auto Receivables Two LLC
c/o Ford Credit SPE Management Office
One American Road
Dearborn, Michigan 48126

Re: Registration Statement on Form S-3 File No. 333-167489

Ladies and Gentlemen:

We have acted as counsel to Ford Credit Auto Receivables Two LLC, a Delaware limited liability company (the "Registrant"), in connection with the above-referenced Registration Statement (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the Asset Backed Notes (the "Notes").  As set forth in the Registration Statement, the Notes will be issued under and pursuant to an indenture (the "Indenture") to be entered into between the indenture trustee designated therein and one of various trusts (each, a "Trust") to be formed pursuant to the related trust agreement to be entered into by the Registrant and the owner trustee designated therein.

We have made investigations of law and have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such documents and records of the Registrant and such other instruments of the Registrant and such other persons, as we have deemed appropriate as a basis for the opinions expressed below.

The opinions expressed below are subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general equity principles.

We express no opinion except as to matters that are governed by federal law, the laws of the State of New York or the General Corporation Law of the State of Delaware.  All opinions expressed herein are based on laws, regulations and policy guidelines currently in force and may be affected by future regulations.

Based upon the foregoing, we are of the opinion that:

New York   |   London multinational partnership   |   Washington, DC
Albany   |   Almaty   |   Beijing   |   Boston   |   Brussels   |   Chicago   |   Doha   |   Dubai
 Frankfurt   |   Hong Kong   |   Houston   |   Johannesburg  (pty ) ltd.  |   Los Angeles   |   Madrid   |   Milan   |   Moscow
Paris multinational partnership   |   Riyadh affiliated office   |   Rome   |   San Francisco   |   Silicon Valley   |   Warsaw

Ford Credit Auto Receivables Two LLC
July 9, 2010

(1)           When an Indenture has been duly authorized by all necessary action and duly executed and delivered by all necessary parties, such Indenture will be a valid and legally binding obligation of the Registrant; and

(2)           When an Indenture has been duly authorized by all necessary action and duly executed and delivered by all necessary parties, and when the Notes have been duly executed and authenticated in accordance with the provisions of such Indenture and issued and sold as contemplated in the Registration Statement and prospectus, as amended or supplemented, and delivered pursuant to Section 5 of the Act in connection therewith, such Notes will be legally and validly issued, binding obligations of the Trust, fully paid and nonassessable, and the holders of such Notes will be entitled to the benefits of such Indenture.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to references to this firm as counsel to the Registrant under the heading "Legal Opinions" in the Registration Statement and the related prospectus.

Very truly yours,
/s/ Dewey & LeBoeuf LLP